Exhibit 99.1

News Release
Investor Contact:
Philipp Mueller, +1 281 809 9088, investor.relations@bhge.com

Media Contact:
Stephanie Cathcart, +1 202 549 6462, stephanie.cathcart@bhge.com
Melanie Kania, +1 713 439 8303, melanie.kania@bhge.com
Baker Hughes, a GE company Announces Second Quarter 2019 Results

•	Orders of $6.6 billion for the quarter, up 15% sequentially and up 9% year-over-year

•	Revenue of $6.0 billion for the quarter, up 7% sequentially and up 8% year-over-year

•	GAAP operating income of $271 million for the quarter, increased 54% sequentially and increased more than three times year-over-year

•	Adjusted operating income (a non-GAAP measure) of $361 million for the quarter, up 32% sequentially and up 25% year-over-year*

•	GAAP diluted earnings per share of $(0.02) for the quarter which included $0.22 per share of adjusting items. Adjusted diluted earnings per share (a non-GAAP measure) were $0.20*

•	Cash flows generated from operating activities were $593 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $355 million*
*The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see Tables 1a, 1b and 1c for a reconciliation of GAAP to non-GAAP financial measures.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

LONDON & HOUSTON (July 31, 2019) – Baker Hughes, a GE company (NYSE: BHGE) ("BHGE" or the "Company") announced results today for the second quarter of 2019.

	Three Months Ended			Variance
(in millions except per share amounts)	June 30, 2019	March 31, 2019	June 30, 2018	Sequential	Year-over-year
Orders	$6,554	$5,693	$6,036	15%	9%
Revenue	5,994	5,615	5,548	7%	8%
Operating income	271	176	78	54%	F
Adjusted operating income (non-GAAP)*	361	273	289	32%	25%
Net income (loss) attributable to BHGE	(9)	32	(19)	U	52%
Adjusted net income (non-GAAP) attributable to BHGE*	104	76	41	37%	F
EPS attributable to Class A shareholders	(0.02)	0.06	(0.05)	U	62%
Adjusted EPS (non-GAAP) attributable to Class A shareholders*	0.20	0.15	0.10	37%	F
Cash flow from operating activities	593	(184)	139	F	F
Free cash flow (non-GAAP)*	355	(419)	(22)	F	F
*These are non-GAAP financial measures. See section entitled "Charges and Credits" for a reconciliation from GAAP.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
“We delivered a solid second quarter 2019 both commercially and operationally. The trends for our longer-cycle businesses remain intact. The Liquefied Natural Gas (LNG) new-build cycle is a strong positive for our company and our international Oilfield Services (OFS) business continues to be very successful. Our outlook for 2019 is unchanged and we remain focused on our priorities of gaining share, improving margins and delivering strong cash flows,” said Lorenzo Simonelli, BHGE Chairman and Chief Executive Officer.
“In the second quarter, we booked $6.6 billion in orders, driven by year-over-year growth in three of our four segments. We delivered $6.0 billion in revenue and adjusted operating income in the quarter was $361 million.
“In Oilfield Services (OFS), we executed on our strategy to grow in key international markets, while in North America our production-levered portfolio is driving growth amid uncertain market conditions. We executed well on previously-announced wins, helping our customers achieve step-changes in efficiency on some of their most important projects.
“In Oilfield Equipment (OFE), we continue to enhance our offerings through Subsea Connect, and we are focused on technology, lowering project costs and delivering for customers. Flexible Pipe System orders were up significantly in the quarter compared to the lows of 2018, a good sign for future revenue growth.
“In Turbomachinery & Process Solutions (TPS), the second quarter saw the acceleration of activity in the LNG market. We have seen approximately 60 Million Tons Per Annum (MTPA) of new capacity reach Final Investment Decision (FID) since the fourth quarter of 2018, and the industry is on track to reach the 100 MTPA we outlined by the end of 2019. Also in the quarter, we delivered strong orders in our on- and offshore production segment, securing important wins in India and Africa. We remain well positioned

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results across multiple market segments, most importantly LNG, as more projects move towards positive FID this year.
“In Digital Solutions (DS), we achieved a major milestone in the quarter to strategically position our digital software business. We announced a joint venture with C3.ai, the premier company in the industrial Artificial Intelligence (AI) space. The partnership will help us deliver AI that is faster, easier, and more scalable to drive outcomes for our customers. By integrating our strong digital capabilities and oil and gas industry expertise with C3’s unique AI solutions, we will accelerate the overall digital transformation of this industry.
“In closing, we executed well in the second quarter, and we are encouraged by strengthening international markets and the strong LNG project pipeline. Going forward, we remain focused on our financial priorities and differentiating ourselves to drive higher returns across our portfolio,” concluded Simonelli.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

Quarter Highlights

Customer Wins

BHGE’s OFS segment secured new wins and expanded its scope across existing contracts in the quarter as a result of strong performance. In Norway, the Company was awarded two long-term contracts for downhole monitoring and sand control screens, expanding on an integrated contract award it secured in 2018 with the same customer. In the United Arab Emirates (UAE), BHGE was awarded a long-term contract to supply upper completions and well monitoring for 94 wells.
BHGE’s OFS team also won a multi-year, sole-provider contract for artificial lift in the Gulf of Mexico. This win expands BHGE’s position as the only electrical submersible pump (ESP) supplier working for Integrated Oil Companies (IOC) offshore Mexico. Separately in Malaysia, BHGE secured an integrated well services contract for 22 wells with a large IOC customer, displacing the incumbent. The same customer awarded BHGE a lower completions contract to deploy its new GeoFORM™ sand control technology in the country for the first time.
In North America, BHGE’s OFS segment won a multi-year contract to provide artificial lift solutions to a customer in the Bakken. BHGE’s long-term relationship with the customer and track-record of performance in the basin led to this important win. In Canada, BHGE extended a large production chemicals contract with a long-term customer. Over the past 10 years, BHGE's industry-leading treatments have helped the operator reduce chemicals cost by 70% per barrel of oil produced, while production has grown 500%.
In the Company’s OFE business, BHGE gained traction in its Flexible Pipe Systems product line in the quarter. It secured orders to provide full gas injection, production, water injection and gas lift packages for various pre-salt and post-salt fields in Latin America. Also in the quarter, BHGE secured awards to provide flexible pipe systems for important projects in the Middle East and Asia Pacific regions.

BHGE’s TPS business won an important contract to provide compression and power generation equipment for the development of an important project in southeast Algeria. The reliability and availability of a power supply in a remote area with no grid connection was fundamental to the operator, and BHGE’s proven track record and strong local presence in Algeria were important factors that helped BHGE secure the award.
TPS was also awarded an order to supply a gas turbine-driven generator package for a Floating Production Storage and Offloading system (FPSO) offshore India. BHGE will provide three of its LM2500+ G4 gas turbines to produce over 50 megawatts of power for the FPSO’s operations. These gas turbines have a proven track record in offshore operations, with high reliability and availability, and were optimized to meet the reduced footprint requirements, an important factor in FPSO applications. The turbines also provide enhanced combustion to reduce NOx emissions in support of the customer's low carbon clean-environment efforts.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

Technology & Innovation

During the quarter, BHGE’s OFS team successfully deployed its SureCONNECT intelligent downhole system for a large operator in the North Sea. The system enables connection of the upper completion components to the lower completion with hydraulic, electric, or fiber-optic conduits. For the first time, operators can achieve real-time fiber-optic monitoring across the entire wellbore, for the life of the well-enabling them to make data-driven decisions to optimize reservoir performance and proactively mitigate risks such as equipment failures.
The Navi-Drill™ DuraMax™ drilling motor is the latest generation of high-performance positive displacement motors from BHGE. This new motor leverages state-of-the-art research and modeling techniques to deliver the most reliable, efficient and power-optimized motor in the market today. For unconventional applications, the motor provides increased horsepower, torque and durability to drill the curve and lateral in one run and drill extended laterals, saving drilling time and cost for customers. The motor is providing improved efficiency and effectiveness, drilling wells faster and improving well construction productivity for customers across North America.
BHGE recently launched its GeoFORM™ conformable sand management system, which leverages advanced material science to deliver a new approach to sand control- one that expands and conforms to complex well profiles, delivering a new level of sand-control performance with fewer operational requirements.
In the quarter, BHGE’s OFE business officially opened its Subsea Center of Excellence (CoE) in Montrose, Scotland. This world-class COE will deliver engineering, manufacturing, testing and services to advance deepwater technology for customers. Repurposing this campus is an important milestone for BHGE globally, enabling complete solutions-from design to delivery-from one location servicing customers globally. The COE is also home to the Aptara™ design center, dedicated to the development of the Aptara Totex-lite subsea system. The Aptara suite of products is a cornerstone of the Company's Subsea Connect approach, featuring a range of lightweight, modular technology solutions re-engineered to cut total cost of ownership in half.
OFE also signed a memorandum of understanding with Saudi Aramco to create a new facility in the Kingdom of Saudi Arabia to manufacture non-metallic materials. BHGE will leverage composites and technologies to accelerate non-metallics adoption in the energy industry. The partnership to develop non-metallic products will benefit a wide range of industries and support further innovation and manufacturing in Saudi Arabia.
In DS, BHGE announced the joint venture with C3.ai, whose AI platform is quickly becoming the enterprise standard across a broad range of industries. Using this technology as well as BHGE’s oil and gas domain knowledge and existing digital suite, the companies will deliver C3’s technology to oil and gas customers and collaborate on new AI applications specific for oil and gas outcomes. BHGE will also offer the combined strength of oil and gas and AI expertise directly to customers, deploying teams of data scientists and oilfield experts into customer environments to best leverage the C3 portfolio and deliver AI solutions that meet specific customer needs.
Executing for Customers

The strategic partnership between BHGE and ADNOC Drilling has delivered strong performance since launching operations in January of this year. The teams have mobilized four rigs and drilled more than 100,000 feet with 97% drilling efficiency. On the first eight wells, ADNOC Drilling saved more than 88 days of drilling time. BHGE will continue to work closely with ADNOC Drilling to support ADNOC’s 2030 Smart Growth strategy.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

BHGE has delivered substantial progress as part of its integrated well services contract for Equinor. In the first half of 2019, BHGE fully integrated eight drilling units in addition to the two existing units. The Company also drilled more than 100 thousand meters with “best-in-class” performance. BHGE utilized a remote operations model for part of the project, leveraging automation to improve efficiency, standardize processes and improve safety.
In the second quarter, BHGE’s TPS business achieved an important milestone for the Tengizchevroil project, the completion and shipment of the fifth and final power generation module that will generate 130MW of power for the project. Each module is equipped with a Frame 9 gas turbine and is built to operate in extreme conditions. Leveraging BHGE's modular, plug and play approach enables lower installation costs and minimized risks during start up at the customer site.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

Consolidated Results by Reporting Segment*
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	June 30, 2019	March 31, 2019	June 30, 2018	Sequential	Year-over-year
Oilfield Services	$3,266	$2,997	$2,866	9%	14%
Oilfield Equipment	617	766	1,035	(19)%	(40)%
Turbomachinery & Process Solutions	1,983	1,271	1,498	56%	32%
Digital Solutions	688	659	637	4%	8%
Total	$6,554	$5,693	$6,036	15%	9%
Orders for the quarter were $6,554 million, up 15% sequentially and up 9% year-over-year. The sequential increase was driven primarily by strong order intake in Turbomachinery and Process Solutions and Oilfield Services.
Year-over-year, the strong orders growth was driven by Turbomachinery and Process Solutions, Oilfield Services, and Digital Solutions, partially offset by a decline in Oilfield Equipment orders. Year-over-year equipment orders were up 10% and service orders were up 7%.
The Company's total book-to-bill ratio in the quarter was 1.1; the equipment book-to-bill ratio in the quarter was 1.2.
Remaining Performance Obligations (RPO) in the second quarter ended at $20.6 billion, an increase of $0.1 billion from the first quarter of 2019. Equipment RPO was $5.6 billion, up 2% sequentially. Services RPO was $15.0 billion, flat sequentially.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	June 30, 2019	March 31, 2019	June 30, 2018	Sequential	Year-over-year
Oilfield Services	$3,263	$2,986	$2,884	9%	13%
Oilfield Equipment	693	735	617	(6)%	12%
Turbomachinery & Process Solutions	1,405	1,302	1,385	8%	1%
Digital Solutions	632	592	662	7%	(5)%
Total	$5,994	$5,615	$5,548	7%	8%
Revenue for the quarter was $5,994 million, an increase of 7%, sequentially. The sequential growth was driven by higher volume across most segments. Oilfield Services was up 9%, Turbomachinery and Process Solutions was up 8%, and Digital Solutions was up 7%, partially offset by Oilfield Equipment down 6%.
Compared to the same quarter last year, revenue was up 8%. Oilfield Services was up 13%, Oilfield Equipment was up 12%, Turbomachinery & Process Solutions was up 1%, partially offset by Digital Solutions down 5%.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

Consolidated Operating Income (Loss) by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income (loss)	June 30, 2019	March 31, 2019	June 30, 2018	Sequential	Year-over-year
Oilfield Services	$233	$176	$189	32%	23%
Oilfield Equipment	14	12	(12)	22%	F
Turbomachinery & Process Solutions	135	118	113	14%	19%
Digital Solutions	84	68	96	23%	(13)%
Total segment operating income	466	373	387	25%	20%
Corporate	(105)	(100)	(98)	(4)%	(7)%
Inventory impairment	—	—	(15)	-	100%
Restructuring, impairment & other charges	(50)	(62)	(146)	22%	67%
Separation and merger related costs	(40)	(34)	(50)	(20)%	19%
Operating income	271	176	78	54%	F
Adjusted operating income**	$361	$273	$289	32%	25%
**Non-GAAP measure (see Table 1a in the section entitled “Charges and Credits” for a reconciliation from GAAP).
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating income for the second quarter of 2019 was $271 million. Operating income increased $95 million sequentially and increased $193 million year-over-year. Total segment operating income was $466 million for the second quarter of 2019, up 25% sequentially and up 20% year-over-year.
Adjusted operating income (a non-GAAP measure) for the second quarter of 2019 was $361 million, which excludes adjustments totaling $90 million before tax, mainly related to restructuring charges and separation and merger related costs. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Charges and Credits.” Adjusted operating income for the second quarter was up 32% sequentially and up 25% year-over-year driven by increased volume and productivity.
Depreciation and amortization for the second quarter of 2019 was $360 million.
Corporate costs were $105 million in the second quarter of 2019, up 4% sequentially and up 7% year-over-year.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

Other Financial Items

Income tax expense in the second quarter of 2019 was $95 million.

Included in other non-operating expense is a $145 million charge in the second quarter of 2019 primarily related to the expected sale of a non-core business within our Turbomachinery and Process Solutions segment.

GAAP diluted earnings per share were $(0.02). Adjusted diluted earnings per share were $0.20. Excluded from adjusted diluted earnings per share were all items listed in Table 1a in the section entitled "Charges and Credits" as well as the "other adjustments (non-operating)" found in Table 1b.
Cash flows from operating activities were $593 million for the second quarter of 2019. Free cash flow (a non-GAAP measure) for the quarter was $355 million. A reconciliation from GAAP has been provided in Table 1c in the section entitled "Charges and Credits."
Capital expenditures, net of proceeds from disposal of assets, were $238 million for the second quarter of 2019.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	June 30, 2019	March 31, 2019	June 30, 2018	Sequential	Year-over-year
Revenue	$3,263	$2,986	$2,884	9%	13%
Operating income	$233	$176	$189	32%	23%
Operating income margin	7.1%	5.9%	6.6%	1.2pts	0.6pts
Oilfield Services (OFS) revenue of $3,263 million for the second quarter increased by $277 million, or 9%, sequentially.
North America revenue was $1,218 million, up 5% sequentially. International revenue was $2,045 million, up 12% sequentially, driven by increases across all regions with strong growth in the Middle East, Asia Pacific, and Europe. From a product line perspective, the sequential increase of 9% in OFS was driven primarily by Completions, Pressure Pumping, and Drilling and Completion Fluids.
Segment operating income before tax for the quarter was $233 million, up $57 million, or 32%, sequentially, primarily driven by higher volume and increased cost productivity.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	June 30, 2019	March 31, 2019	June 30, 2018	Sequential	Year-over-year
Orders	$617	$766	$1,035	(19)%	(40)%
Revenue	$693	$735	$617	(6)%	12%
Operating income (loss)	$14	$12	$(12)	22%	F
Operating income (loss) margin	2.0%	1.6%	(1.9)%	0.5pts	3.9pts
Oilfield Equipment (OFE) orders were down $418 million, or 40%, year-over-year, driven primarily by lower equipment order intake. Equipment orders were down 58% driven by deal timing in Subsea Production Systems. Service orders were up 13% primarily driven by higher order intake in the Flexibles and Surface Pressure Control businesses.
OFE revenue of $693 million for the quarter increased $77 million, or 12%, year-over-year. The increase was driven by higher volume in the Subsea Production Systems business, Subsea Services business, and Subsea Drilling Systems business. These increases were partially offset by lower volume in the Flexible Pipe business.
Segment operating income before tax for the quarter was $14 million, up $26 million year-over-year. The increase was driven by higher volume and better cost productivity.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	June 30, 2019	March 31, 2019	June 30, 2018	Sequential	Year-over-year
Orders	$1,983	$1,271	$1,498	56%	32%
Revenue	$1,405	$1,302	$1,385	8%	1%
Operating income	$135	$118	$113	14%	19%
Operating income margin	9.6%	9.1%	8.2%	0.5pts	1.4pts
Turbomachinery & Process Solutions (TPS) orders were up 32% year-over-year. Equipment orders were up 117% driven by higher LNG and On- and Offshore-production orders. Service orders were down 5%.
TPS revenue of $1,405 million for the quarter increased 1%, year-over-year. The increase was driven by higher On- and Offshore-production equipment volume as well as increased revenue in contractual and transactional services. Equipment revenue in the quarter represented 35% of total segment revenue, and Service revenue represented 65% of total segment revenue.
Segment operating income before tax for the quarter was $135 million, up 19% year-over-year. The margin expansion was driven by increased cost productivity and higher volume, partially offset by the sale of the natural gas solutions business in October 2018.
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	June 30, 2019	March 31, 2019	June 30, 2018	Sequential	Year-over-year
Orders	$688	$659	$637	4%	8%
Revenue	$632	$592	$662	7%	(5)%
Operating income	$84	$68	$96	23%	(13)%
Operating income margin	13.2%	11.5%	14.6%	1.8pts	(1.3)pts
Digital Solutions (DS) orders were up 8% year-over-year, driven primarily by higher order intake in the Measurement & Sensing and Controls businesses.
DS revenue of $632 million for the quarter decreased 5% year-over-year, mainly driven by the lower volume in the Bently and Software businesses, partially offset by higher volume in the Measurement & Sensing and Pipeline & Process Solutions businesses.
Segment operating income before tax for the quarter was $84 million, down 13% year-over-year. The decrease year-over-year was primarily driven by unfavorable product mix.
*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

Charges & Credits*
Table 1a. Reconciliation of GAAP and Adjusted Operating Income

	Three Months Ended
(in millions)	June 30, 2019	March 31, 2019	June 30, 2018
Operating income (GAAP)	$271	$176	$78
Separation, merger & integration related costs	40	34	50
Restructuring & other	50	62	146
Inventory impairment	—	—	15
Total operating income adjustments	90	97	211
Adjusted operating income (non-GAAP)	$361	$273	$289

Table 1a reconciles operating income, which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of GAAP and Non-GAAP Net Income/(Loss)

	Three Months Ended
(in millions, except per share amounts)	June 30, 2019	March 31, 2019	June 30, 2018
Net income (loss) attributable to BHGE (GAAP)	$(9)	$32	$(19)
Total operating income adjustments (identified items)	90	97	211
Other adjustments (non-operating) (1)	145	—	(37)
Tax on total adjustments	(7)	(9)	(14)
Total adjustments, net of income tax	227	88	160
Less: adjustments attributable to noncontrolling interests	114	44	100
Adjustments attributable to BHGE	113	44	60
Adjusted net income attributable to BHGE (non-GAAP)	$104	$76	$41

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	515	516	414
Adjusted earnings per Class A share— diluted (non-GAAP)	$0.20	$0.15	$0.10

(1)	2Q'19: Primarily includes valuation allowance on business held for sale; 2Q'18: Gain on sale of business.
Table 1b reconciles net income attributable to BHGE, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to BHGE (a non-GAAP financial measure). Adjusted net income attributable to BHGE excludes the impact of certain identified items.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

Table 1c. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended
(in millions)	June 30, 2019	March 31, 2019	June 30, 2018
Cash flow from (used in) operating activities (GAAP)	$593	$(184)	$139
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(238)	(235)	(161)
Free cash flow (non-GAAP)	$355	$(419)	$(22)
Table 1c reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from (used in) operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Management provides non-GAAP financial measures in Tables 1a, 1b, and 1c because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.
*Certain columns and rows may not sum up due to the use of rounded numbers.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2019	2018	2019	2018
Revenue	$5,994	$5,548	$11,608	$10,947
Costs and expenses:
Cost of revenue	4,932	4,612	9,571	9,170
Selling, general and administrative expenses	701	662	1,404	1,336
Restructuring, impairment and other	50	146	112	308
Separation and merger related costs	40	50	74	96
Total costs and expenses	5,723	5,470	11,161	10,910
Operating income	271	78	447	37
Other non operating income (loss), net	(131)	43	(110)	45
Interest expense, net	(56)	(63)	(115)	(109)
Income (loss) before income taxes and equity in loss of affiliate	84	58	222	(27)
Equity in loss of affiliate	—	(34)	—	(54)
Benefit (provision) for income taxes	(95)	(62)	(162)	24
Net income (loss)	(11)	(38)	60	(57)
Less: Net income (loss) attributable to noncontrolling interests	(2)	(19)	37	(108)
Net income (loss) attributable to Baker Hughes, a GE company	$(9)	$(19)	$23	$51

Per share amounts:
Basic and diluted earnings (loss) per Class A common stock	$(0.02)	$(0.05)	$0.04	$0.12

Weighted average shares:
Class A basic	515	414	515	417
Class A diluted	515	414	516	419

Cash dividend per Class A common share	$0.18	$0.18	$0.36	$0.36

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

Condensed Consolidated Statements of Financial Position
(Unaudited)

(In millions)	June 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents (1)	$3,138	$3,723
Current receivables, net	6,310	5,969
Inventories, net	4,807	4,620
All other current assets	730	659
Total current assets	14,985	14,971
Property, plant and equipment, less accumulated depreciation	6,130	6,228
Goodwill	20,705	20,717
Other intangible assets, net	5,510	5,719
Contract and other deferred assets	1,849	1,894
All other assets	3,697	2,910
Total assets (1)	$52,876	$52,439
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$3,966	$4,025
Short-term debt and current portion of long-term debt (1)	892	942
Progress collections and deferred income	2,214	1,765
All other current liabilities	2,269	2,288
Total current liabilities	9,341	9,020
Long-term debt	6,256	6,285
Liabilities for pensions and other employee benefits	997	1,018
All other liabilities	1,501	1,103
Equity	34,781	35,013
Total liabilities and equity	$52,876	$52,439

(1)
Total assets include $856 million and $896 million of assets held on behalf of GE, of which $739 million and $747 million is cash and cash equivalents and $117 million and $149 million is investment securities at June 30, 2019 and December 31, 2018, respectively, and a corresponding amount of liability is reported in short-term borrowings.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In millions)	2019	2018
Cash flows from operating activities:
Net income (loss)	$60	$(57)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	709	780
Valuation allowance on disposal group	136	—
Working capital and other operating items, net	(496)	(290)
Net cash flows from operating activities	409	433
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(473)	(230)
Net cash paid for business interests	(69)	—
Other investing items, net	(21)	68
Net cash flows used in investing activities	(563)	(162)
Cash flows from financing activities:
Repayment of long-term debt	(25)	(648)
Dividends paid	(185)	(150)
Distributions to noncontrolling interest	(188)	(253)
Repurchase of Class A common stock	—	(387)
Repurchase of common units from GE by BHGE LLC	—	(638)
Other financing items, net	(29)	(296)
Net cash flows used in financing activities	(427)	(2,372)
Effect of currency exchange rate changes on cash and cash equivalents	(4)	(50)
Decrease in cash and cash equivalents	(585)	(2,151)
Cash and cash equivalents, beginning of period	3,723	7,030
Cash and cash equivalents, end of period	$3,138	$4,879

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bhge.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 9:30 a.m. Eastern time, 8:30 a.m. Central time on Wednesday, July 31, 2019, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the call will also be posted to the Company’s website and available for real-time viewing at investors.bhge.com. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bhge.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2018; the Company's subsequent quarterly report on Form 10-Q for the quarterly period ended March 31, 2019; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bhge.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

Integration and separation activities - the ability to successfully integrate Baker Hughes with GE Oil & Gas, including operations, technologies, products and services; and at the same time, reduce and / or eliminate our dependencies on GE.

Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions.

Baker Hughes, a GE company News Release
Baker Hughes, a GE company Announces Second Quarter 2019 Results

Dependence on GE - any failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business.

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
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Baker Hughes, a GE company (NYSE: BHGE) is the world’s first and only fullstream provider of integrated oilfield products, services and digital solutions. We deploy minds and machines to enhance customer productivity, safety and environmental stewardship, while minimizing costs and risks at every step of the energy value chain. With operations in over 120 countries, we infuse over a century of experience with the spirit of a startup - inventing smarter ways to bring energy to the world. For more information on Baker Hughes, a GE company visit: www.bhge.com.